EXHIBIT 8(i)

                                LETTER AGREEMENT


                               December 12, 1995


Mr. Donald DeMarco, Vice President
State Street Bank and Trust Company
One Heritage Drive
Mutual Fund Services P2 North
North Quincy, MA  02171

Dear Mr. DeMarco:

     Please be advised that Janus Investment Fund (the "Trust") has established Janus High-Yield Fund and Janus Olympus Fund as two new series of the Trust. Pursuant to Section 16 of the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for these new series under the terms of the contract.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

                                        JANUS INVESTMENT FUND



                                        /s/ Kelley Abbott Howes
                                        Kelley Abbott Howes, Secretary


STATE STREET BANK AND TRUST COMPANY


By:  /s/ DP DeMarco, Vice President

Agreed to this 20 day of December, 1995


CC:      Steve Goodbarn
         Glenn O'Flaherty
         Stephen Stieneker
         David Tucker
         Sue Vreeland